Exhibit 99.1

KalVista Pharmaceuticals Reports Third Fiscal Quarter Results and Provides Operational Update

–Announced seventh regulatory application submission and secured orphan drug designation for sebetralstat in Japan for hereditary angioedema–

– Presented new data that showed effectiveness of sebetralstat to address critical unmet needs in laryngeal attacks, adolescents with HAE and patients experiencing attacks despite long-term prophylaxis (LTP)–

–Will host virtual investor day to discuss commercialization strategy ahead of June PDUFA–

Cambridge, Mass., and Salisbury, England, March 12, 2025 – KalVista Pharmaceuticals, Inc. (Nasdaq: KALV), today released financial results for the third fiscal quarter ended January 31, 2025, and provided an operational update.

"Sebetralstat is poised to be the first and only oral on-demand treatment for HAE, with the potential to become the foundational treatment for this disease," said Ben Palleiko, Chief Executive Officer of KalVista. "With seven regulatory submissions globally and the first regulatory approval expected in June, we are confident in our ability to achieve commercial success. Our robust data set, including recent presentations at WSAAI and AAAAI, demonstrates how sebetralstat could address critical unmet needs, particularly for vulnerable populations such as those experiencing HAE attacks despite LTP, adolescents with HAE, and individuals facing laryngeal attacks. We continue to receive positive feedback from healthcare providers and people living with the disease, who share their excitement about the potential of an oral, on-demand option that offers both high efficacy and low treatment burden."

Third Fiscal Quarter and Recent Business Highlights

Sebetralstat

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In January 2025, KalVista announced that Japan’s Ministry of Health, Labour and Welfare (MHLW) granted Orphan Drug Designation to sebetralstat, alongside the Company’s submission of a New Drug Application (NDA) for sebetralstat in that country. This marks the Company’s seventh regulatory submission since mid-2024, including to the U.S. FDA, which issued a PDUFA goal date of June 17, 2025. The Company has also completed submissions to the U.K., Switzerland, Australia, Singapore, and the European Medicines Agency, which validated the Marketing Authorization Application ino August 2024.
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KalVista continued to build on the extensive clinical evidence demonstrating the efficacy and safety of sebetralstat for HAE. The Company presented new sebetralstat data at the 2025 Western Society of Allergy, Asthma, and Immunology (WSAAI) and the American Academy of Allergy, Asthma & Immunology (AAAAI) Annual Meeting. Key highlights from these medical congresses are outlined below:
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WSAAI
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Data from KONFIDENT-S showed patients on LTP averaged 1.7 HAE attacks per month and showed symptom relief for treated attacks with sebetralstat in a median of 1.3 hours. These results confirm that sebetralstat was shown

Exhibit 99.1

to be effective for the on-demand treatment of HAE attacks regardless of the type of LTP therapy used.
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AAAAI
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Interim analysis from KONFIDENT-S showed sebetralstat enabled prompt treatment response of laryngeal HAE attacks with a median time of 1 hour and 16 minutes to onset of symptom relief. No patient reported difficulty swallowing the film-coated tablet.
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Pooled survey analysis showed adolescents treated attacks with sebetralstat in a median of 4 minutes after onset of symptoms compared to over 3 hours based on international survey data presented at the meeting.
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KalVista will host a virtual investor day on Tuesday, March 25th, at 8:00 a.m. ET, highlighting the commercialization strategy and launch plans for sebetralstat. The event will include presentations by members of the KalVista executive team and key healthcare experts in the field of HAE.

Organizational

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In preparation for the anticipated U.S. commercial launch, KalVista has fully onboarded its field sales team, comprised of experts in HAE, allergy, and rare diseases.
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Strengthening its leadership, the Company appointed Jeb Ledell as Chief Operating Officer and Chris Hamblett, PhD, Senior Vice President of Corporate Development.
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In November 2024, KalVista raised a total of $160 million in aggregate gross proceeds through concurrent synthetic royalty financing and equity offerings. The synthetic royalty financing agreement with DRI Healthcare provides up to $179 million in non-dilutive funding, including $100 million upfront. In addition, the Company closed a public offering raising $55 million as well as $5 million in a private placement to DRI Healthcare.

Third Fiscal Quarter Financial Results

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The Company did not record any revenue for the three months ended January 31, 2025 or three months ended January 31, 2024.
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Research and development expenses were $12.6 million for the three months ended January 31, 2025, compared to $22.5 million for the same period in the prior fiscal year. The decrease was primarily attributable to reduced clinical trial expenses, preclinical activities and recognizing expense associated with sebetralstat pre-commercial awareness within General & Administrative.
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General and administrative expenses were $30.3 million for the three months ended January 31, 2025, compared to $10.6 million for the same period in the prior fiscal year. The increase was primarily due to pre-commercial planning activities related to sebetralstat.
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As of January 31, 2025, the Company had cash, cash equivalents and marketable securities of approximately $253.2 million.

Exhibit 99.1

About KalVista Pharmaceuticals, Inc.
KalVista Pharmaceuticals, Inc., is a global biopharmaceutical company dedicated to developing and delivering life-changing oral therapies for individuals affected by rare diseases with significant unmet needs. Our lead investigational product is sebetralstat, a novel, oral, on-demand treatment for hereditary angioedema (HAE). Sebetralstat is under regulatory review by the U.S. FDA, with a PDUFA goal date of June 17, 2025. In addition, we have completed Marketing Authorization Applications for sebetralstat to the European Medicines Agency and multiple other global regulatory authorities.

For more information about KalVista, please visit www.kalvista.com or follow us on social media at @KalVista and LinkedIn.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, timing or outcomes of communications with the FDA, our expectations about safety and efficacy of our product candidates and timing of clinical trials and its results, our ability to commence clinical studies or complete ongoing clinical studies, including our KONFIDENT-S and KONFIDENT-KID trials, and to obtain regulatory approvals for sebetralstat and other candidates in development, the success of any efforts to commercialize sebetralstat, the ability of sebetralstat and other candidates in development to treat HAE or other diseases, and the future progress and potential success of our oral Factor XIIa program. Further information on potential risk factors that could affect our business and financial results are detailed in our filings with the Securities and Exchange Commission, including in our annual report on Form 10-K for the year ended April 30, 2024, our quarterly reports on Form 10-Q, and our other reports that we may make from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investors:

Ryan Baker

Head, Investor Relations

(617) 771-5001

ryan.baker@kalvista.com

Media:

Molly Cameron
Director, Corporate Communications
(857) 356-0164

molly.cameron@kalvista.com

Exhibit 99.1

KalVista Pharmaceuticals Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	January 31	April 30,
	2025	2024
Cash, Cash Equivalents & Marketable Securities	$253,203	$210,401
Other Current Assets	14,156	15,289
Total Current Assets	267,359	225,690
Other Assets	8,634	9,714
Total Assets	$275,993	$235,404

Current Liabilities	25,615	22,807
Long-term Liabilities	105,252	6,015
Total Liabilities	130,867	28,822
Total Stockholders’ Equity	145,126	206,582
Total Liabilities and Stockholders' Equity	$275,993	$235,404

Exhibit 99.1

KalVista Pharmaceuticals Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2025	2024	2025	2024

Operating expenses:
Research and development	12,594	22,523	55,818	60,919
General and administrative	30,346	10,628	77,147	31,071
Total operating expenses	42,940	33,151	132,965	91,990
Operating loss	(42,940)	(33,151)	(132,965)	(91,990)

Other income:
Interest income	1,394	684	4,443	2,383
Interest expense related to the sale of future royalties	(2,842)	-	(2,842)	-
Foreign currency exchange rate (loss) gain	(983)	1,120	(401)	277
Other income	1,109	2,319	4,794	7,335
Total other income	(1,322)	4,123	5,994	9,995
Net loss	$(44,262)	$(29,028)	$(126,971)	$(81,995)

Net loss per share, basic and diluted	$(0.92)	$(0.84)	$(2.70)	$(2.37)

Weighted average common shares outstanding, basic and diluted	52,638,888	34,723,379	48,522,362	34,567,853